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                                      EXHIBIT 5

                          [O'MELVENY & MYERS LLP LETTERHEAD]


                                       June
                                       25th
                                       1 9 9 6


Pacific Greystone Corporation
6767 Forest Lawn Drive, Suite 300
Los Angeles, California 90068

Ladies and Gentlemen:

         This opinion is rendered in connection with the filing by Pacific Greystone Corporation, a Delaware corporation (the "Company"), of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering 50,000 shares of Common Stock, $.01 par value (the "Shares"), of the Company to be issued pursuant to the Pacific Greystone Corporation 1996 Employee Stock Purchase Plan (the "Plan").

         We have examined such appropriate records of the Company and other documents as we have deemed pertinent as a basis for this opinion.

         Based upon such examination and upon such matters of fact and law as we have deemed relevant, we are of the opinion that when the Shares are issued and paid for in accordance with any appropriate action or authorization by the Board of Directors of the Company as required or contemplated under the Plan and with the provisions of the Plan and relevant agreements duly authorized by and completed in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                  Very truly yours,


                                  O'MELVENY & MYERS LLP